Exhibit 99.1
GenNx360 GVI Holding, Inc. and GenNx360 GVI Acquisition Corp.
Announce Commencement of Tender Offer for Shares of GVI Security Solutions, Inc.
     NEW YORK, New York, November 3, 2009 /PRNewswire/ — GenNx360 GVI Acquisition Corp. today announced that it has commenced a tender offer for all of the common stock of GVI Security Solutions, Inc. (OTC Bulletin Board: GVSS), at a purchase price of $0.38 per share, net to the seller, in cash. The tender offer is being made pursuant to an agreement and plan of merger, dated October 21, 2009, among GVI Security Solutions, Inc., GenNx360 GVI Holding, Inc. and its wholly-owned subsidiary, GenNx360 GVI Acquisition Corp. The tender offer is scheduled to expire at 12:00 midnight, New York City time at the end of Thursday, December 3, 2009, unless extended.
     Winston & Strawn LLP is acting as legal counsel to GenNx360 in connection with the tender offer.
     MacKenzie Partners, Inc. is the Information Agent for the tender offer. Continental Stock Transfer & Trust Company is the Depositary for the tender offer.
     For further information, please contact MacKenzie Partners, Inc. at (800) 322-2885.
     GenNx360 GVI Acquisition Corp. is an indirect wholly-owned subsidiary of GenNx360 Capital Partners. Each of GenNx360 GVI Holding, Inc. and GenNx360 GVI Acquisition Corp. was formed for the purpose of entering into a business combination transaction with GVI Security Solutions, Inc. and has not carried on any business activities other than in connection with the tender offer and proposed merger.
Contact:
Matthew Guenther
GenNx360 GVI Acquisition Corp.
(212) 257-6776
Joseph P. Doherty
MacKenzie Partners, Inc.
(212) 929-5500
(800) 322-2885
     The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. GenNx360 GVI Acquisition Corp. and GenNx360 GVI Holding, Inc. have filed a Tender Offer Statement with the U.S. Securities and Exchange Commission. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are being mailed to all stockholders of GVI Security Solutions, Inc. at no expense to the stockholders. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/ Recommendation Statement are also available for free at the Securities and Exchange Commission’s Web site at http://www.sec.gov. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release because they contain important information.